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                         [Ropes & Gray LLP Letterhead]

                                                                     Exhibit 5.1


November 7, 2003

United States Can Company
700 East Butterfield Road, Suite 250
Lombard, Illinois 60148


Ladies and Gentlemen:

     We have acted as counsel to United States Can Company, a Delaware corporation (the "Company"), U.S. Can Corporation, a Delaware corporation (the "Parent Guarantor"), and USC May Verpackugen Holding Inc., a Delaware corporation (the "Subsidiary Guarantor" and together with the Parent Guarantor, the "Guarantors") in connection with (i) the proposed issuance by the Company of up to $125,000,000 aggregate principal amount of its 10 7/8% Series B Senior Secured Notes due 2010 (the "Exchange Notes") registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for a like principal amount of the Company's outstanding 10 7/8% Senior Secured Notes due 2010 (the "Original Notes"), which have not been so registered (the "Exchange Offer"), and
(ii) the guarantee of the Exchange Notes by each of the Guarantors (the "Guarantees").

     The Exchange Notes will be issued under an Indenture dated as of July 22, 2003, as such may be amended or supplemented from time to time prior to the issuance of the Exchange Notes (the "Indenture"), by and among the Company, the Parent Guarantor, the Subsidiary Guarantor and Wells Fargo Bank Minnesota, National Association, as indenture trustee. The terms of the Guarantees are contained in the Indenture, and the Guarantees will be issued pursuant to the Indenture. This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     We have examined and relied upon the information set forth in the Registration Statement on Form S-4, as amended (the "Registration Statement"), filed by the Company and the Guarantors with the Securities and Exchange Commission (the "Commission") relating to the Exchange Offer and the Guarantees and such other records, agreements, certificates and documents, and have made such other and further legal and factual inquiries, as we have deemed necessary as a basis for the opinions expressed herein. As to questions of fact not independently verified by us, we have relied upon certificates of public officials and officers of the Company and the Guarantors.

     The opinions expressed herein are limited to matters governed by the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States of America.

     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:



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United States Can Company            - 2 -


     1. The Exchange Notes have been duly authorized by all requisite corporate action of the Company and, when executed and authenticated in the manner provided for in the Indenture and delivered against surrender and cancellation of a like aggregate principal amount of Original Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

     2. The Guarantees by the Guarantors have been duly authorized by all requisite corporate action of the Guarantors.

     3. Upon the due issuance of the Exchange Notes in accordance with the terms of the Indenture and the Exchange Offer and the due execution and delivery of the Guarantees by the Guarantors in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees by the Guarantors, and the Guarantees will (subject to the qualifications in the penultimate paragraph set forth below) constitute legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

     Our opinion that the Exchange Notes and the Guarantees constitute legal, valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their respective terms, is subject to, and we express no opinion with respect to, (i) bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                     Very truly yours,

                                                     /s/ Ropes & Gray LLP

                                                     Ropes & Gray LLP